Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 25, 2025, relating to the consolidated financial statements of AirJoule Technologies Corporation (the Company), which is contained in that Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Houston, Texas

April 28, 2025